                                           News Release

                                                                                                Cory T. Walker
April 23, 2004                                                                        Chief Financial Officer
                                                                                                (386) 239-7250

BROWN & BROWN, INC. ANNOUNCES
THE STOCK ACQUISITION OF
PROCTOR FINANCIAL INSURANCE

(Daytona Beach and Tampa, Florida and Troy, Michigan) . . . Jim W. Henderson, President and Chief Operating Officer of Brown & Brown, Inc. (NYSE: BRO), Kenneth R. Masters, Executive Vice President of Brown & Brown, Inc., and Thomas W. Proctor, Chairman and President of Proctor Homer Warren, Inc. d/b/a Proctor Financial Insurance, of Troy Michigan, today announced the signing of a definitive agreement for the stock acquisition of Proctor Financial Insurance by Brown & Brown, Inc.  Finalization of the transaction is subject to completion of Brown & Brown's due diligence review and other customary conditions.

Proctor Financial Insurance, with annualized revenues of approximately $18 million, provides specialty insurance products to more than 1,500 financial institutions.  Founded in 1884, Proctor Financial Insurance was a pioneer in the development of lender-placed insurance products.  The company serves clients across the country, including the U.S. government and a cross section of the top 100 and small to mid-sized mortgage servicers.  Tom Proctor, Karen Schickel, Paul Glantz and their staff will continue to operate the business at their current location in Troy, Michigan as a stand-alone operation.

Mr. Masters, who is responsible for other specialty operations within Brown & Brown, said, "We are pleased to join forces with such a leading business in its niche.  Tom Proctor and his senior team of executives, Karen Schickel and Paul Glantz, are great additions to the Brown & Brown leadership team."  Jim Henderson, President and Chief Operating Officer of Brown & Brown, Inc., commented that "this represents a very positive development in our strategy to expand our programs and specialty operations.  We are pleased to welcome the Proctor Financial team to our growing program business group."

Mr. Proctor stated, "Joining forces with Brown & Brown provides us with outstanding access to increased and diversified insurance capacity. Our services have always been technically robust and this partnership further enhances our ability to provide innovative insurance solutions to our clients."

Brown & Brown, Inc. and its subsidiaries offer a broad range of insurance and reinsurance products and services, as well as risk management, employee benefit administration, and managed health care programs. Providing service to business, public entity, individual and trade and association clients nationwide, the Company is ranked by Business Insurance magazine as the United States' sixth largest independent insurance intermediary. Our Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of the Company's operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; the potential occurrence of a disaster that affects certain areas of the States of Arizona, California, Florida,  New Jersey, New York and/or Washington, where significant portions of the Company's business are concentrated; the actual costs of resolution of contingent liabilities; and those factors relevant to Brown & Brown's consummation and integration of the announced acquisition, including any matters analyzed in the due diligence process, material adverse changes in the customers of the company whose operations are being acquired, material adverse changes in the business and financial condition of either or both companies and their respective customers, and substantial delay in the expected closing of the transaction. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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